Exhibit 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448 _____
1007 ORANGE STREET, SUITE 1460 WILMINGTON, DELAWARE 19801 (302) 472-7000 FAX: (302) 472-7120 _____
1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

Exhibit 4

November  10, 2005

The Bank of New York,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	American Depositary Receipts for Ordinary Shares, Nominal Value 2 euro per share, of Sanofi-Aventis

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for ordinary shares, nominal value 2 euro per share, of Sanofi-Aventis for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP